Exhibit 10.1

CONSENT AND AMENDMENT

This Consent and Amendment is entered into effective as of July 1, 2008 by and among Redhook Ale Brewery, Incorporated (“Redhook”), Widmer Brothers Brewing Company (“Widmer”), Craft Brands Alliance LLC (“CBA”) and Anheuser-Busch, Incorporated (“ABI”).

WHEREAS, Redhook and ABI are parties to the Exchange and Recapitalization Agreement dated as of June 30, 2004 (“Redhook Exchange Agreement”), the Master Distributor Agreement dated as of July 1, 2004 (“Redhook Distribution Agreement”) and the Registration Rights Agreement dated as of July 1, 2004 (“Redhook Registration Rights Agreement,” and together with the Redhook Exchange Agreement and the Redhook Distribution Agreement, the “Redhook Transaction Documents”).

WHEREAS, Widmer and ABI are parties to the Exchange and Recapitalization Agreement dated as of June 30, 2004 (“Widmer Exchange Agreement”), the Master Distributor Agreement dated as of July 1, 2004 (“Widmer Distribution Agreement”), the Registration Rights Agreement dated as of July 1, 2004 (“Widmer Registration Rights Agreement”), a letter dated July 1, 2004 among Widmer, ABI and Kurt and Robert Widmer (“Widmer Side Letter,” and together with the Widmer Exchange Agreement, the Widmer Distribution Agreement, and the Widmer Registration Rights Agreement, the “Widmer Transaction Documents”) and the Master Distributor Agreement dated June 6, 2006, as amended by Amendment No. 1 dated June 30, 2006 and Amendment No. 2 dated September 29, 2006 (the “Goose Distribution Agreement”).

WHEREAS, ABI and CBA are parties to the Master Distributor Agreement dated as of July 1, 2004 (“CBA Distribution Agreement”).

WHEREAS, Redhook and Widmer have entered into the Agreement and Plan of Merger dated as of November 13, 2007, as amended by Amendment No. 1 thereto dated April 30, 2008 (the “Merger Agreement”).

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and intending to be legally bound hereby, it is agreed as follows:

1.        Representations and Warranties.

(i)       In order to induce ABI to provide the agreement set forth in Section 2, Redhook hereby represents to ABI that (i)  as of their date and as of the date of the meeting of the shareholders of Redhook  no part of the Registration Statement (“Registration Statement”) on Form S-4 (Registration Statement No. 333-149908) including the joint proxy statement (“Proxy Statement”) of  Redhook and Widmer, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) there are no defaults, breaches or events of default on the part of Redhook or CBA under the Redhook Transaction Documents, the Merger Agreement or the CBA Distribution Agreement or any other agreement or instrument by or among ABI, Redhook and CBA to which Redhook is a party; and (iii) each of the representations made by Redhook in the Merger Agreement (as modified by the Buyer Disclosure Schedule) is correct and complete in all material respects as of the date made and will be correct and complete in all material respects as of the day of the consummation of the transaction described in the Merger Agreement.

(ii)      In order to induce ABI to provide the agreement set forth in Section 2, Widmer hereby represents to ABI that as of their date and as of the date of the meeting of the shareholders of Widmer (i) no part of the Proxy Statement, contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading;  (ii) there are no defaults, breaches or events of default on the part of Widmer or CBA under the Widmer Transaction Documents, the Merger Agreement or the CBA Distribution Agreement or any other agreement or instrument by or among ABI, Widmer and CBA to which Widmer is a party and (iii) each of the representations made by Widmer in the Merger Agreement (as modified by the Target Disclosure Schedule)  is correct and complete in all material respects as of the date made and will be correct and complete in all material respects as of the day of the consummation of the transaction described in the Merger Agreement.

2.        Defaults Under Transaction Documents.  ABI hereby agrees that the execution by Redhook or Widmer of the Merger Agreement, the election of Terry Michaelson and David Mickelson as co-chief executive officers of Redhook and the consummation of the transaction described in the Merger Agreement do not constitute a default, an event of default or breach of the Redhook Transaction Documents, the Widmer Transaction Documents, the CBA Distribution Agreement or the Goose Distribution Agreement or a Termination Date as such term may be used in the Redhook Transaction Documents, the Widmer Transaction Documents, the CBA Distribution Agreement or the Goose Distribution Agreement.  If the Merger Agreement is further amended or modified in any respect without ABI’s written approval, the agreement by ABI described herein shall be revoked and of no further force and effect.  The parties acknowledge that ABI retains discretion in the voting of the shares of Common Stock of Redhook and of Widmer held by it or its designees and nothing herein or in the Redhook Transaction Documents or the Widmer Transaction Documents shall ever be construed as obligating ABI to vote shares of Common Stock of either Redhook or Widmer held by it or its designees for or against approval of the transaction described in the Merger Agreement or any other item presented to the shareholders of Redhook or Widmer at any time, whether before or after the consummation of the transaction described in the Merger Agreement.

3.        Widmer Transaction Documents.  The parties agree that upon the consummation of the transaction described in the Merger Agreement (the date on which such consummation occurs to be hereinafter referred to as the “Effective Date”), the Widmer Transaction Documents shall be of no further force and effect.  Notwithstanding the foregoing, all liabilities existing under such agreements accrued or arising prior to the Effective Date shall survive the Effective Date.  No payments or repayments of Incremental Margin shall be made under the Widmer Distribution Agreement with respect to the third quarter of 2008 or thereafter and neither party shall be obligated to make any additional payments or repayments as a result of the calculation of payments of Incremental Margin for the any portion of 2008 prior to the Effective Date.

4.        CBA Distribution Agreement.  The parties agree that upon the Effective Date the CBA Distribution Agreement shall be terminated and of no further force and effect.  Notwithstanding the foregoing, all liabilities existing under such agreement accrued or arising prior to the Effective Date shall survive the Effective Date.  No payments or repayments of Incremental Margin shall be made under the CBA Distribution Agreement with respect to the third quarter of 2008 or thereafter and neither party shall be obligated to make any additional payments or repayments as a result of the calculation of payments of Incremental Margin for any portion of 2008 prior to the Effective Date.

5.        Amendments to Redhook Distribution Agreement.  From and after the Effective Date, the Redhook Distribution Agreement shall continue to be in full force and effect, but shall be amended as follows:

(i)       for purposes of the Redhook Distribution Agreement, (a) “Brewpub” shall mean any restaurant operated by Redhook, Kona, or other Redhook Affiliate serving Product brewed on the premises; (b) “Inventory Manager Fee” shall mean $205,200 for 2008.  For each subsequent year, such amount shall be the amount effective for the preceding calendar year, increased by GDP as defined and calculated pursuant to the methodology set forth on Attachment C;  (c) “Kona” shall mean Kona Brewery LLC; (d) “Products” shall mean all malt beverage products marketed by Redhook for which ABI has agreed to act as master distributor either prior to the Effective Date or thereafter pursuant to Section 11.03 (but shall not include any malt beverage products the marketing of which Redhook discontinues or the distribution of which is terminated pursuant to this Agreement), including products brewed by Kona or bearing the trademarks of Kona, but excluding products brewed by Goose Island Beer Co. or bearing the trademarks of Goose Island Beer Co; and (e) “Territory” shall mean the United States of America, the District of Columbia and all states, territories and possessions of the United States of America.

(ii)      The third sentence of Article II shall be amended and replaced with the following:

“Redhook agrees not to sell any Product to any other Person in the Territory other than ABI, Affiliated Wholesalers and Non-Affiliated Wholesalers.  Additionally, Redhook may sell at Brewpubs draught Product brewed on the premises; may sell to consumers packaged Product brewed on the premises at retail sites associated with Brewpubs in accordance with its current practices; may sell to consumers draught Product brewed on the premises in so-called dock sales in accordance with its current practices not to exceed 50,000 cases in any calendar year; and may make such other sales as are authorized under the Goose Distribution Agreement.    Nothing herein shall obligate Redhook with respect to sales by Kona to the extent Redhook does not, on the Effective Date, have the ability to restrict such sales and nothing herein shall be deemed to waive or modify any agreements relating to the Kona products with the Anheuser-Busch Hawaiian wholesaler operation.

(iii)     Article IV shall be amended and replaced with the Annex A hereto (Schedule E to the Redhook Distribution Agreement being unchanged);

(iv)      Section 7.01 shall be amended and replaced with the following:  “The term of this Agreement (the “Term”) shall become effective at the Commencement Date and, unless sooner terminated pursuant to the provisions of this Agreement, shall continue in effect until December 31, 2018 (the “Initial Term”).  Following the Initial Term, this Agreement shall renew automatically for an additional 10 year period, unless ABI provides written notice to Redhook on or prior to June 30, 2018 that the Agreement shall not be renewed.

(v)       Section 7.03(iii) shall be amended and replaced with the following:  “(iii) Either of the current co-chief executive officers of Redhook (Terry Michaelson and David Mickelson) ceases to function as chief executive officer and within six months of such cessation an individual serving as chief executive officer satisfactory in the sole, good faith discretion of ABI is not serving as chief executive officer of Redhook.”

(vi)      The first sentence of Article VIII shall be amended and replaced with the following:

If either party commits a breach or a default of this Agreement, no remedy herein conferred upon or reserved to either party is exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute; provided, however, that in the  event that Redhook is in default under this Agreement and the breach is directly or indirectly caused by a breach by Kona under any distribution agreement between Redhook and Kona, Redhook shall be given an additional  90 days to cure such default in accordance with Section 7.02.

(vii)     The second sentence of Section 11.03 shall be amended and replaced with the following:

Except as set forth to the contrary herein, during the Term of this Agreement, ABI will be the exclusive distributor of Product in the Territory, with the exception of (i) the rights of the Brewpubs to sell Products brewed at such Brewpubs for on-site  consumption;  (ii) sale or distribution of the Product  for use in beer competitions or festivals (excluding sale or distribution of Product that is sold or re-sold to consumers at any such competition or festival), not to exceed 25,000 case-equivalents per calendar year; (iii) sales by Redhook to Affiliated Wholesalers and Non-Affiliated Wholesalers as permitted by this Agreement; and (iv) such other sales as may be authorized under the Goose Distribution Agreement.  Nothing herein shall obligate Redhook with respect to sales by Kona to the extent Redhook does not, on the Effective Date, have the ability to restrict such sales and nothing herein shall be deemed to waive or modify any agreement relating to the Kona products with the Anheuser-Busch Hawaiian wholesaler operation.

(viii)    The last sentence of Section 11.03(a) shall be amended and replaced with the following:

“Notwithstanding the above, Redhook may test market New Products without ABI’s prior approval; provided that: (i) the duration of all such test marketing on any and all New Products in any single calendar year shall not exceed six months; (ii) the aggregate volume of all such test marketing on any single New Product in any single calendar year shall not exceed one percent of the sales volume for all Products for the preceding 12 months; (iii) all such New Products otherwise comply with the quality standards set forth in this Agreement; and (iv) all such test marketing be done at Brewpubs or through Alliance Wholesalers.”

(ix)      Section 11.09 of the Master Distribution Agreement shall be amended and replaced with the following:

11.09 Redhook agrees to ship product samples to ABI for sensory analyses and AB agrees to perform periodical technical analyses for Redhook.  AB will make available to Redhook the results of these tests, but shall be subject to no liability to Redhook on account of such tests.

(a) At Redhook's request, A-B agrees to perform periodic technical analysis on Redhook Products not to exceed four (4) Products per quarter.  Redhook should ship, at Redhook's expense, twelve (12) bottles of each Product to ABI at (or to such other address or location as may be specified from time to time in writing by ABI):

Anheuser-Busch, Inc.
Attn:  Craft Partner Analytical Analysis/Mike Garcia
1200 Arsenal St
St. Louis, MO 63118

(b) Redhook is required to ship Product to AB for the purposes of conducting sensory analyses on a schedule defined by AB, but not to exceed more than twelve bottles of each Product per month and from time to time upon request by AB, one keg of the draught Product.  Product will be shipped at AB's expense to (or to such other address or location as may be specified from time to time in writing by ABI):

Anheuser-Busch, Inc.
Attn:  Craft Partner Taste Samples/Mike Garcia
1200 Arsenal St
St. Louis, MO 63118

(x)        Section 11.10 shall be amended and replaced with the following:

ABI shall maintain in its employ two full time equivalent corporate inventory management employees, a substantial portion of the responsibilities of whom shall be to coordinate and administer logistics of Product distribution to Alliance Wholesalers.  Within fifteen (15) days of the end of each calendar quarter during the Term, beginning with the third calendar quarter of 2008, Redhook shall pay to ABI 25% of the annual Inventory Manager Fee.

(xi)      Section 12.07(b) shall be amended and replaced with the following:

(b)  shall be produced exclusively in the breweries of Redhook, Kona or in other breweries approved by ABI;

(xii)     The first paragraph of Article XV shall be amended and replaced with the following:

“Redhook shall procure and maintain from qualified and licensed insurers with Best’s Ratings of at least A-: (i) a comprehensive or commercial general liability insurance policy with at least $10,000,000 in coverage for each occurrence, including liquor and product liability; (ii) a worker’s compensation policy with at least $2,000,000 in coverage for each occurrence; and (iii) a property insurance policy covering damage to the Products owned by Redhook.  Coverage shall be on an occurrence rather than a claims made basis. The policy shall name ABI as an additional insured and shall include coverage for Redhook’s indemnification obligations under this Agreement.  The policy shall provide that ABI will be notified of the cancellation or any restrictive amendment of the policy at least 15 days prior to the effective date of such cancellation or amendment.  Redhook shall not violate, or permit to be violated, any conditions of such insurance policies, and Redhook shall at all times satisfy the requirements of the insurance carrier writing said policy.”

(xiii)    The Incremental Margin payable under the Redhook Distribution Agreement with respect to the third calendar quarter of 2008 and for the period from the Effective Date to December 31, 2008  and all periods thereafter shall reflect and include the sales of all Products, including Kona and Widmer products.

(xiv)     All representations, covenants and other provisions contained in the Redhook Distribution Agreement relating to CBA shall be of no further force and effect.  Notwithstanding the foregoing, all liabilities existing with respect to such representations and covenants accrued prior to the Effective Date shall survive the Effective Date.

6.        Amendment to Redhook Registration Rights Agreement.  From and after the Effective Date, the Redhook Registration Rights Agreement shall continue to be in full force and effect and for purposes of the Redhook Registration Rights Agreement, “Registrable Securities” shall mean all shares of Common Stock and other securities issued by Redhook or any Subsidiary of Redhook held by ABI from time to time, including all shares issued to ABI pursuant to the Merger Agreement.

7.        Redhook Exchange Agreement.  From and after the Effective Date, the Redhook Exchange Agreement shall continue to be in full force and effect, but shall be amended as follows:

(i)       The definition of “ABI Competitor” shall be amended and replaced with the following:

“ABI Competitor” shall mean any Person that, together with its Affiliates, has revenues of $500,000,000 or more from the sale of alcohol beverage products in the calendar year immediately preceding the date on which the provision of this Agreement using this term is to be applied.”

(ii)      The definition of “Qualified Takeover Defense Plan” shall be deleted.

(iii)     The definition of “Termination Date” shall be amended and replaced with the following:

“Termination Date” means the date on which the Distribution Agreement is duly terminated or expires pursuant to its terms.”

(iv)      The definition of “Transaction Documents” shall be amended and replaced with the following:

 “Transaction Documents” means this Agreement, the Distribution Agreement, the Registration Rights Agreement, and the Purchasing Contract.”

(v)       The following shall amend and replace Section 5.1(a):

“(a)   Permitted Acquisitions or Investments. Redhook shall not, and shall not permit any of its Subsidiaries to, without ABI’s written permission, directly or indirectly in any transaction or related series of transactions, acquire or invest in, whether for cash, debt, Stock, or other property or assets or by guaranty of any obligation, (i) any assets or business related to the production or distribution of malt beverage products the aggregate purchase price of which in any such transaction or related series of transactions exceeds $15,000,000, or (ii) any assets or business not related to the production or distribution of malt beverage products the aggregate purchase price of which in any such transactions or related series of transactions exceeds $2,000,000.  Redhook shall not acquire any brand or the assets or Stock of any producer of any beverage unless it delivers to ABI a written plan providing a schedule by which ABI would become the exclusive distributor for such malt beverages by ABI, such schedule to be satisfactory to ABI.”

(vi)      The following shall amend and replace Section 5.1(b):

“(b)      Sales of Assets.

(i)       Redhook shall not, and shall not permit any Subsidiary of Redhook to, sell, lease, transfer, convey or otherwise dispose of assets in any transaction or related series of transactions, which assets have an aggregate book value exceeding $15,000,000; provided, however, that the foregoing shall not prohibit any bona fide sale-leaseback transaction in which the leases entered into by Redhook or any Subsidiary of Redhook in connection with such transaction are capital leases as determined in accordance with GAAP.

(ii)      Redhook and its Subsidiaries shall not sell, transfer, convey, license, pledge or otherwise dispose of any trademark or trade name acquired or owned by any of them after the date hereof if 5% or more of the revenues of Redhook and its consolidated Subsidiaries for the preceding Fiscal Year were attributable to sales of products using such trademark or trade name.”

(vii)     Section 5.1(d) (i) shall be amended and replaced with the following:

“(d)      Financial and Business Information.

(i)       Projections.  Redhook will deliver to ABI, together with appropriate supporting details, within 30 days prior to the beginning of each Fiscal Year and 45 days after each calendar quarter of each Fiscal Year (and Redhook, at its option, may deliver such information to its other security holders contemporaneously therewith):

(A)       a projected consolidated balance sheet of Redhook and its Subsidiaries, for each month of the Fiscal Year;

(B)       projected consolidated and consolidating cash flow statements of Redhook and its Subsidiaries, including summary details of cash disbursements (including for capital expenditures), for each month of the Fiscal Year; and

(C)       projected consolidated and consolidating income statements of Redhook and its Subsidiaries for each quarter of the Fiscal Year;”

(viii)    The following shall amend and replace Section 5.1(g) (i):

“(i) Notwithstanding any other provision of this Section 5.1(g), Redhook shall not issue, sell or transfer or agree to issue, sell or transfer any of its authorized but not outstanding shares of Stock, except (A) issuances of Common Stock pursuant to any stock split, reverse stock split or stock dividend or pursuant to the exercise of any option or warrant or the conversion of any convertible security either now outstanding or otherwise permitted by this Section, (B) prior to January 1, 2011 issuances of Common Stock not exceeding 10% of the Common Stock on the Effective Date (giving effect to the consummation of the transaction described in the Merger Agreement) and for each successive three year period thereafter issuances of Common Stock not exceeding 10% of the outstanding Common Stock on the first day of such period, and (C) issuances of Stock by Redhook to employees, consultants or directors for compensatory purposes, pursuant to any employee or director stock option or other stock incentive plan approved in accordance with the requirements set forth in Section 5.1(h).”

(ix)      The following shall replace Section 5.1(j):

“(j) Distribution of Redhook Products.  Redhook shall not distribute products in the Territory (as defined in the Redhook Distribution Agreement) other than through ABI or other wholesalers to the extent permitted by the Distribution Agreement or the Master Distribution Agreement between ABI and Widmer Brothers Brewing Company dated June 6, 2006, as amended.  If Redhook desires to investigate the production, sale, distribution or licensing the production of any malt beverage product in any country outside the Territory, Redhook shall notify ABI and shall provide ABI with all information reasonably requested by ABI in connection with such arrangement.  Redhook shall give ABI a period of at least 90 days to make a proposal to Redhook pursuant to which ABI would serve as a master distributor or brew the products in such country, and Redhook shall not conduct negotiations or discussions with any other party during such 90 day period.  Upon the end of such 90 day period, Redhook shall be permitted to select any entity to brew or distribute the products of Redhook in any such country, except that Redhook shall not be permitted to select an ABI Competitor or any Affiliate thereof for such purpose.  If ABI has made a proposal to brew or distribute the product of Redhook in any country, Redhook shall not select any other entity without the approval of the Board of Directors.”

(x)       The following shall replace Section 5.1(q):

“(q) Representation of ABI on the Board of Directors.  ABI shall be entitled to designate two individuals as directors of Redhook, and except as provided in this section, Redhook shall cause the number of members on the Board of Directors not to exceed seven.  The Board of Directors shall recommend to the shareholders of Redhook the election of such individuals.  If the shareholders do not elect such individuals, within 30 days after the meeting of the shareholders the Board of Directors of Redhook shall amend the Bylaws of Redhook to increase the number of members on the Board of Directors to nine and appoint such individuals to the Board of Directors to fill these vacancies. ABI shall be entitled to designate an individual to be a member of each committee of the Board of Directors, except (i) with respect to a committee on which the individual is not permitted to be a member under applicable law or the requirements of any exchange or market on which the securities of Redhook are listed or quoted or (ii) with respect to a committee formed to review or determine transactions or proposed transactions between ABI and Redhook. ”

(xi)      The following Section 5.1(t) shall be made a part of the Agreement:

“(t)      ABI Stock Ownership.  Redhook shall take no action that would cause the shares of Common Stock registered in the name of ABI and its designees on the Effective Date to equal or exceed 50% of the outstanding Common Stock, as calculated pursuant to Section 5051(a) (2) (B) the Internal Revenue Code of 1986 and the "controlled group" rules of Section 156 of the Internal Revenue Code of 1986.”

(xii)     all representations and covenants and other provisions contained in the Redhook Exchange Agreement relating to CBA shall be of no further force and effect.  Notwithstanding the foregoing, all liabilities existing with respect to such representations and covenants accrued prior to the Effective Date shall survive the Effective Date.

8.        Other Provisions of Redhook Transaction Documents.  Except as provided herein, all provisions of the Redhook Transaction Documents shall remain in full force and effect, from and after the Effective Date, notwithstanding the transactions described in the Merger Agreement.

9.        Other Ancillary Agreements.  The Contract Brewing Agreement between ABI and Widmer dated as of April 26, 2007, the separate contracts between ABI and Widmer and ABI and Redhook relating to purchase of packaging materials, the Goose Distribution Agreement and each other instrument or agreement between ABI and Redhook and ABI and Widmer not explicitly addressed herein shall survive the Effective Date.

10.       Indemnification.  Redhook shall indemnify and hold harmless ABI, its corporate affiliates and their officers, directors and employees from and against any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, attorneys’ fees, expenses and disbursements of any kind that may be imposed upon, incurred by or asserted against them, such officers, directors and employees in any manner relating to or arising out of (i)  any untrue representation, breach of warranty or failure to perform any covenant by Redhook or Widmer contained herein,  (ii) any third party claims arising out of any alleged untrue statement of material fact or omission to state a material fact in the Registration Statement or the Proxy Statement; or (iii) any third party claims arising out of the approval, consider or disclosure by Redhook or Widmer of the transactions described in the Merger Agreement.

11.       Name Change.  Upon the consummation of the transaction described in the Merger Agreement, Redhook’s name shall be changed to Craft Brewers Alliance, Inc.  Such change shall have no effect upon the rights and obligations of Redhook or ABI or the terms and conditions hereof.

12.       Miscellaneous Provisions.

(i)       Except as otherwise provided herein, this Consent and Amendment shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors and permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(ii)      Any amendment or waiver of any provision of this Consent and Amendment or any consent to any departure therefrom shall not be effective unless the same shall be in writing and signed by the parties hereto and shall specifically refer to this Consent and Amendment. Except as provided in the preceding sentence, no action taken pursuant to this Consent and Amendment, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein.  The waiver by any party hereto of a breach of any provision of this Consent and Amendment shall not operate or be construed as a waiver of any preceding or succeeding breach, and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party's rights or privileges hereunder or shall be deemed a waiver of such party's rights to exercise the same at any subsequent time or times hereunder.

(iii)     This Consent and Amendment shall be governed by and construed in accordance with the law of the State of Washington, without regard to the principles thereof regarding conflict of laws.

(iv)      In the event that any one or more of the provisions contained in this Consent and Amendment shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision or provisions in every other respect and the remaining provisions of this Consent and Amendment shall not be in any way impaired.

(v)       This Consent and Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

(vi)      This Consent and Amendment constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they are related in any way to the subject matter hereof.

(vii)     Each of the parties hereto shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Consent and Amendment and the transactions contemplated hereby.

IN WITNESS WHEREOF, Redhook, Widmer, CBA and ABI have executed this Consent and Amendment as of the day and year first above written.

REDHOOK ALE BREWERY, INCORPORATED

By:	/s/ David J. Mickelson
Title:	President and Chief Operating Officer

WIDMER BROTHERS BREWING COMPANY

By:	/s/ Robert P. Widmer
Title:	Secretary

CRAFT BRANDS ALLIANCE, LLC

By:	/s/ Terry E. Michaelson
Title:	President

ANHEUSER-BUSCH, INCORPORATED

By:	/s/ Anthony J. Short
Title:	Vice President-Business and Wholesaler Development

ANNEX A

ARTICLE IV
PRICING OF PRODUCTS

4.01      ABI shall pay to Redhook the Scheduled Price for each Product purchased by ABI hereunder.  At the option of Redhook, Redhook may change the Scheduled Price at any time upon at least 30 days written notice to ABI (or, in connection with the sale of Products in a state requiring advance posting of prices, any longer period of time reasonably requested by ABI in order to satisfy such price posting obligations).

4.02      Redhook may, from time to time, suggest Product resale prices to ABI, and ABI shall consider such suggestions.  However, ABI shall have the right to resell the Product to Alliance Wholesalers at such prices and on such terms and conditions as ABI may, in its sole discretion, determine from time to time.  Any and all price promotions to be offered to Alliance Wholesalers by Redhook shall be implemented in strict accordance with the procedures set forth in Attachment E attached hereto.  Within 30 days after the end of each calendar quarter during the Term, ABI shall pay to Redhook any Additional Price Component that is due Redhook with respect to sales of Product by ABI to Alliance Wholesalers during such calendar quarter.

4.03      Promptly after receipt of funds from the Alliance Wholesalers with respect to any delivery of Product (but not later than 15 days thereafter), ABI shall pay the Scheduled Price thereof to Redhook.  ABI shall ensure that its wholly owned Alliance Wholesalers promptly remit payment for Product to ABI.  If any non-AB owned Alliance Wholesaler does not pay to ABI the purchase price with respect to any Products purchased by such Alliance Wholesaler within 60 days after delivery thereof, at the option of Redhook, ABI shall assign all of its rights to Redhook against such Alliance Wholesaler relating to the purchase price for such Products.

4.04      ABI shall reduce the payment required by Section 4.03 by the Margin for such Products; the Invoicing Costs; and Taxes.  Additionally, ABI shall be entitled to setoff against such payment any amounts owed to ABI for defective Products (including without limitation, any costs of disposing such defective Product), or which are due ABI from Redhook pursuant to the terms of this Agreement or otherwise.

4.05      (a)       Within 15 days after receipt of invoice, Redhook shall pay the following amounts to ABI:

(i)       the Cooperage Handling Charge for all Products sold to ABI hereunder during such calendar quarter;

(ii)      all fees paid or payable by ABI to WSCs or ABI distribution centers resulting from sales of Products to ABI during the respective calendar quarter; and

(iii)     the Staging Costs for such Products during the respective calendar quarter (to the extent the Products were shipped to ABI breweries).

(b)       ABI shall compute the amounts to be paid by Redhook pursuant to Section 4.05(a)(i), (ii) and (iii) above and shall be required to inform Redhook of such amounts no later than 30 days after the end of the respective calendar quarter and shall provide Redhook with such additional detail or verification as Redhook may reasonably request.

4.06      Within 45 days after the end of each calendar quarter, Redhook shall pay to ABI the product of (x) the Incremental Margin and (y) the amount, if any, by which the aggregate volume, in case equivalents of Products sold by Redhook  to ABI or any wholesaler in such calendar quarter in the Territory exceeds the amount of Product sold by Redhook and Widmer in the Territory in the respective calendar quarter in 2003.  For purposes of determining the Incremental Margin, the parties agree that Schedule 4.06 sets forth the quantity of Product sold by Redhook and Widmer in each calendar quarter of 2003 and Redhook represents that such quantities do not include sales by any Brewpub or at any beer festival.  If during any calendar year, the product of the (i) Incremental Margin and (ii) the amount by which the aggregate volume, in case-equivalents, of Product sold in the Territory exceeded the aggregate volume of Product sold by Redhook and Widmer in the Territory during 2003 does not equal the amounts paid by Redhook for such calendar year pursuant to this section, then, within 45 days after the end of such calendar year ABI shall pay to Redhook any amount by which the payments previously made by Redhook for such calendar year exceed such product or Redhook shall pay to ABI any amount by which the payments previously made by Redhook for such calendar year are less than such product.  For the 2008 calendar year, this section shall not apply to any sales made by Redhook, CBA or Widmer in the period prior to the effective date of merger between Redhook and Widmer and such sales shall be given no effect in the application of the provision.

4.07      (a)       Notwithstanding the foregoing provisions, Redhook and ABI acknowledge that the laws of certain states and/or U.S. federal laws may preclude the parties from implementing the pricing mechanisms and costs, taxes and other fees described above.  Under such circumstances, it is the intention of the parties to comply with the requirements of such laws, without such compliance being a breach of this Agreement.  Under such circumstances, Redhook and ABI shall in good faith negotiate a periodic adjustment to the purchase price, other affected provisions hereof and the procedures set forth herein where it is permissible to do so, in an amount necessary to restore the same economic benefits Redhook and ABI would have received had the above pricing mechanisms been in effect.  In particular, the parties agree that notwithstanding the other provisions in this Agreement, in the State of Washington, ABI shall acquire no title or possession to any Product to be sold and Redhook shall sell Product directly to wholesalers pursuant to agreements between such wholesalers and Redhook at prices and on terms determined by Redhook and such wholesalers, and sales by Redhook in the State of Washington shall not be included for purposes of computing amounts due under Section 4.04 or 4.05.

(b)       Within 15 days after the end of each month, Redhook shall pay to ABI the Margin for all Products sold by Redhook in the State of Washington to any Affiliated Wholesaler or to any Non-Alliance Wholesaler in the State of Washington during the preceding month.  Contemporaneously with such payment, Redhook shall deliver to ABI a report describing such sales and providing such other information concerning such sales as ABI may from time to time reasonably request.

Schedule 4.06

Sales by Redhook and Widmer of Product in 2003
(Expressed in Case Equivalents)

First calendar quarter:	1,142,630
Second calendar quarter:	1,543,729
Third calendar quarter:	1,484,118
Fourth calendar quarter:	1,322,578
Total sales:	5,493,055